Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:
Brad Cohen
ICR, LLC
330/463-6865
http://www.joann.com

Public Relations Contact:
Lisa Greb
Director, Public Relations
Jo-Ann Stores, Inc.
330/463-3442

JO-ANN STORES ANNOUNCES FINANCIAL RESULTS
FOR FIRST QUARTER

• Same-store sales increase 1.0%
• Gross Margin improves by 210 basis points
• Earnings Per Share more than doubles to $0.33

HUDSON, OH – May 27, 2009 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2010 first quarter ended May 2, 2009. Net income for the first quarter of fiscal 2010 was $8.6 million, or $0.33 per diluted share, compared with net income of $3.0 million, or $0.12 per diluted share for the first quarter last year. The current quarter net income includes a $0.7 million after-tax gain, or $0.03 per diluted share, related to the purchase of a portion of the company’s senior subordinated notes. Excluding this gain, net income for the first quarter was $7.9 million, or $0.30 per diluted share.

Net sales for the first quarter increased 3.1% to $460.0 million from $446.1 million for the same period last year. Same-store sales increased 1.0% compared with a 4.5% same-store sales increase for the first quarter last year.

Large-format store net sales for the quarter increased 5.8% to $244.1 million compared to the same period last year. Same-store sales for large-format stores decreased 0.6%, compared with an increase of 3.3% in last year’s first quarter. Small-format store net sales decreased 0.3% to $206.4 million compared to the same period last year. Same-store sales for small-format stores increased 3.0% compared with an increase of 5.8% for the same period last year. Internet sales through Joann.com were $9.5 million in the first quarter of fiscal 2010 compared to $8.2 million for the same period last year.

Darrell Webb, chairman, president and chief executive officer stated, “During the first quarter of fiscal 2010, Jo-Ann Stores delivered solid operating results as we grew sales, expanded margins, improved earnings, and continued to reduce our debt.   As the challenging economy persists, Jo-Ann’s product offering is resonating with consumers seeking affordable, family-oriented activities.  I am pleased with the growth we are seeing in our core sewing and craft categories, while seasonal and high ticket product sales continue to be challenging.”

“We are benefiting from our sharp focus on controlling costs and generating operating efficiencies and we expect to further leverage these improvements as the economy rebounds.  I am pleased with our strong start to the year, but we still have the majority of the year ahead of us and limited visibility into the timing of a sustained retail recovery,” Webb concluded.

Operating Results

Gross margins for the first quarter increased approximately 210 basis points to 48.5% from 46.4% in the first quarter of the prior year due to reduced product costs from global sourcing initiatives, lower clearance levels and reduced freight costs.

Selling, general and administrative expenses for the quarter increased to $190.4 million from $184.5 million for the same period last year. Selling, general and administrative expenses as a percentage of net sales remained flat at 41.4% as the company continues to manage operating costs.

Operating profit for the first quarter was $14.9 million versus $7.4 million for the prior year’s first quarter.

Balance Sheet

The cash balance for the quarter ended May 2, 2009 of $85.0 million was an increase of $27.1 million versus the end of the first quarter last year. Long-term debt totaled $50.5 million, a reduction of $49.5 million compared to the end of the first quarter last year. The improvements in cash and debt balances were primarily the result of cash generated from operations and improvements in working capital.

During the first quarter the company purchased $15.5 million of its senior subordinated notes at an average discount of approximately 9% to par value, and recorded a $1.2 million pre-tax gain including the write-off of deferred financing costs.

Store Openings, Closings and Remodels

During the first quarter of fiscal 2010, the company opened 11 large-format stores and one small-format store and closed one large-format store and 12 small-format stores. For fiscal 2010, the company expects to open approximately 20 new stores and close approximately 30 stores.

During the first quarter of fiscal 2010, the company remodeled two stores. In fiscal 2010, the company expects to remodel approximately 30 stores.

Fiscal 2010 Outlook

The company is reaffirming its previously announced outlook for fiscal 2010. Based upon management’s operating assumptions and current economic conditions, the company’s key considerations underlying its outlook for fiscal 2010 include:

•	Same-store sales decline of 2% to 4% for the year;

•	Gross margin rate improvement for the year;

•	Higher selling, general and administrative expenses as a percentage of net sales for the year;

•	Capital expenditures, net of landlord allowances, for the full year of $30 to $32 million;

•	Earnings per diluted share in the range of $0.70 to $0.85 for the year (excluding any gains on debt purchases);

•	Free cash flow in the range of $50 to $58 million for the year; (free cash flow defined as net income plus depreciation and amortization, stock-based compensation expense and changes in working capital, less capital expenditures)

•	Weighted-average diluted share count of approximately 26 million shares for the year.

Conference Call on the Web

Investors will have the opportunity to listen to the first quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the bottom of our home page and click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 98822411.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 220 large-format stores and 543 small-format stores.

Use of Non-GAAP Financial Information
In this release, Jo-Ann Stores discloses pro forma or non-GAAP measures of net income and earnings per share. Jo-Ann Stores believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies. In accordance with SEC regulations, reconciliation of the Jo-Ann Stores GAAP information to the pro forma information is provided in the table below. We will also make available on the investor relations page of our website at http://www.joann.com this press release, a replay of the Webcast, and a reconciliation of the difference between the GAAP and non-GAAP financial measures.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, failure to manage new store growth and the store transition strategy, the availability of merchandise, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, longer-term unseasonable weather or widespread severe weather, our ability to effectively manage our distribution network, our ability to recruit and retain highly qualified personnel, our ability to sell-through our inventory at acceptable prices, energy costs, increases in transportation costs, our indebtedness and limits on obtaining additional financing, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, consumer confidence and debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the company’s Securities and Exchange Commission filings.

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended
	May 2,	May 3,
	2009	2008
(Dollars in millions, except per share data)
Net sales	$460.0	$446.1
Cost of sales	237.1	239.3

Gross margin	222.9	206.8
Selling, general and administrative expenses	190.4	184.5
Store pre-opening and closing costs	3.6	1.8
Depreciation and amortization	14.0	13.1

Operating profit	14.9	7.4
Gain on purchase of senior subordinated notes	(1.2)	—
Interest expense, net	1.6	2.4

Income before income taxes	14.5	5.0
Income tax provision	5.9	2.0

Net income	$8.6	$3.0

Income per common share – basic	$0.34	$0.12
Income per common share – diluted	$0.33	$0.12
Weighted average shares outstanding (in thousands):
Basic	25,303	24,542

Diluted	25,844	25,043

OTHER INFORMATION
Number of stores open at period end:
Small-format stores	543	573
Large-format stores	220	199

	763	772

Square footage at period end (000’s):
Small-format stores	7,995	8,347
Large-format stores	8,147	7,528

	16,142	15,875

Average square footage per store:
Small-format stores	14,724	14,567

Large-format stores	37,032	37,829

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	May 2,	May 3,	January 31,
	2009	2008	2009
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$85.0	$57.9	$80.6
Inventories	406.6	426.9	429.4
Deferred income taxes	21.0	25.6	23.5
Prepaid expenses and other current assets	28.5	23.3	31.7

Total current assets	541.1	533.7	565.2
Property, equipment and leasehold improvements, net	307.0	297.5	314.8
Goodwill, net	11.6	11.8	11.6
Other assets	8.4	11.8	9.5

Total assets	$868.1	$854.8	$901.1

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$135.6	$125.8	$145.1
Accrued expenses	94.0	95.9	112.5

Total current liabilities	229.6	221.7	257.6
Long-term debt	50.5	100.0	66.0
Long-term deferred income taxes	3.1	—	3.2
Lease obligations and other long-term liabilities	97.1	88.4	96.6
Shareholders’ equity	487.8	444.7	477.7

Total liabilities and shareholders’ equity	$868.1	$854.8	$901.1

JO-ANN STORES, INC.
Reconciliation of Non-GAAP Financial Information
(Unaudited)

	Thirteen Weeks Ended
	May 2,	May 3,
	2009	2008
(Dollars in millions, except per share data)
GAAP net income as reported	$8.6	$3.0
Gain on purchase of senior subordinated notes	0.7	—

Non-GAAP pro forma net income	$7.9	$3.0

GAAP income per common share – diluted	$0.33	$0.12
Gain on purchase of notes per common share – diluted	0.03	—

Non-GAAP pro forma net income per common share – diluted	$0.30	$0.12

Weighted average shares outstanding (in thousands):
Diluted	25,844	25,043